EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Renasant Corporation and any related Prospectus of our reports dated March 8, 2013, related to our audits of the consolidated financial statements and internal control over financial reporting which are included in the Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2012.
Memphis, Tennessee
September 5, 2013